Exhibit 99.1

Rockwell Collins reaffirms fiscal year 2005 and announces fiscal year 2006 financial guidance

CEDAR RAPIDS, Iowa (September 13, 2005) - Rockwell Collins reaffirms fiscal year 2005 and announces fiscal year 2006 financial guidance:

  FY 2006 revenues expected to be in the range of $3.8 billion to $3.9 billion; an increase of approximately 12%
  FY 2006 earnings per share expected to increase by approximately 15%, despite expensing stock compensation costs and significant pension cost increases

Rockwell Collins, Inc. (NYSE: COL) today reaffirmed its fiscal year 2005 full year financial guidance of earnings per share in the range of $2.15 to $2.20, total company revenues of approximately $3.45 billion, and cash provided by operating activities of approximately $500 million.

For fiscal year 2006, the company anticipates earnings per share in the range of $2.45 to $2.55 on total revenues of $3.8 to $3.9 billion. This represents year-over-year increases of 15% and 12%, respectively. Forecasted fiscal year 2006 cash flow from operations is approximately $500 million and capital expenditures are projected to approximate $140 million, or about 3.6% of sales.

"These fiscal year 2006 financial projections would mark our third consecutive year of double-digit growth in both revenues and earnings per share," said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. "In addition to continued favorable market conditions and market share gains in certain areas of our business, Rockwell Collins' people have demonstrated their resolve to operate at ever-increasing levels of efficiency using our integrated business model and lean tools. This enables us to forecast increasing segment operating margins that more than offset stock compensation accounting expenses and significant increases in pension costs."

Fiscal year 2006 projections include approximately $20 million (or 7 cents per share) of incremental costs related to the company's required adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, as of October 1, 2005. The projections also include an approximate $45 million (or 16 cents per share) increase in defined benefit pension plan costs due to actuarial losses resulting from a reduction in the pension plan valuation discount rate to 5.3% from 6.25% and higher than anticipated pensionable earnings in fiscal year 2005.

"Excluding the impact of these specific items, our projection for earnings per share would have been in the range of $2.70 to $2.80, which would represent a growth rate of about 25% from projected fiscal year 2005 earnings per share," added Jones. "A comparison on this basis demonstrates the underlying strength of our businesses and the company's ability to generate earnings growth at a rate that is significantly higher than our revenue growth rate."

The company's fiscal year 2006 revenue, earnings per share and cash flow from operations guidance are in part based on the following assumptions and market dynamics:

  Government Systems, which provides aviation electronics, navigation and display products as well as integrated system solutions and services for airborne, ground and shipboard applications to the U. S. Department of Defense, foreign Ministries of Defense, and manufacturers of military platforms, is expected to grow revenues in the range of 14% to 16%. This fourth consecutive year of double-digit revenue growth will be primarily attributable to Government Systems' strengthening positions in areas receiving higher funding priority, including:
    Network-centric and military force interoperability initiatives.
    Navigational products and systems for military ground-forces.
    Displays and integrated avionics systems for helicopter upgrade and production programs.

Incremental revenues from TELDIX GmbH, acquired in March of 2005, should deliver about 3 percentage points of the Government Systems revenue growth.
  Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, is projected to increase revenues in the range of 7% to 9%. Market dynamic assumptions and company specific actions that are expected to positively impact Commercial Systems revenues in fiscal year 2006 are:
    Combined production rates for new air transport and business aviation aircraft will increase by about 20%.
    New product offerings and improving global economic conditions will drive increased avionics retrofit activity.
    Anticipated 5% to 6% growth in global airline flight hours, as well as growth in our out-of-warranty installed base, will generate higher service and support activity in all market areas.

The above factors are expected to be somewhat offset by:

    Lower production rates of 50-seat regional jet aircraft will more than offset higher production quantities of new 70- and 90-seat aircraft, resulting in an approximate 10% reduction in regional jet production rates.
    The expiration and delay of certain regulatory mandate programs.
    Lower in-flight entertainment (IFE) system sales resulting from the continued focus of this business on enhancing its current generation IFE systems and fully supporting its customer base, coupled with a decision to forego investing in next-generation traditional IFE systems. The company's investments for the future will instead focus on higher value-added information management solutions.
  Segment operating margins, which exclude the impact of stock compensation expense, are expected to increase and be in the range of 18% to 19% for Government Systems and 19% to 20% for Commercial Systems. The positive impact of increased revenues, operating efficiencies and an expected reduction of employee incentive compensation costs will more than offset higher pension and research and development costs as well as a full year of lower margin TELDIX revenues.
  Research and development (R&D) expenditures are planned to be approximately $690 million, or about 18% of total revenues; a 15% increase from the $600 million of R&D costs in fiscal year 2005. Company-funded projects should represent about 7.3 percentage points of the R&D spending, unchanged from fiscal year 2005, with the remainder coming from customer-funded initiatives.
  The company's effective income tax rate is expected to remain at about 30%.
  Fiscal year 2006 projected cash flow from operations of approximately $500 million will be comparable to fiscal year 2005. The positive impact of higher net income and no planned fiscal year 2006 voluntary pension plan contributions should offset the impact of significant employee incentive compensation payments in the first quarter of fiscal year 2006, and growth in engineering work in process inventory related to certain development programs.
  Commercial Systems and total company sales and earnings projections assume no impact to the company in fiscal year 2006 from the current union strike at Boeing. For every one month of Boeing commercial aircraft production lost from our 2006 fiscal year, the impact to the company would be approximately $10 to $15 million in lost sales and $3 to $5 million in lost segment operating earnings, or 1 to 2 cents per share.

The following table provides a complete summary of the company's financial guidance for fiscal year 2005 and 2006.

Fiscal Year
	2005	2006
Total sales	~ $3.45 Billion	$3.8 to $3.9 Billion
Segment sales growth:
-- Government Systems(1)	17% - 18%	14% - 16%
-- Commercial Systems(1)	17% - 18%	7% - 9%
Segment operating margins:
-- Government Systems	~ 18%	18% - 19%
-- Commercial Systems	~ 18.5%	19% - 20%
Earnings per share	$2.15 - $2.20	$2.45 - $2.55
Research & development costs	~ $600 Million	~ $690 Million
Cash flow from operations	~ $500 Million	~ $500 Million
Capital expenditures	~ $115 Million	~ $140 Million

(1) Projected growth rate of business segment revenues over prior fiscal year actual or projected results.

Rockwell Collins is a worldwide leader in the design, production, and support of communication and aviation electronics for commercial and government customers. The company's 17,000 employees in 27 countries deliver industry-leading communication, navigation, surveillance, display, flight control, in-flight entertainment, information management, and maintenance, training and simulation solutions. Additional information is available at www.rockwellcollins.com.

This press release contains statements, including certain guidance forecasts and assumptions, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the health of the global economy as well as the commercial aerospace industry; the impact of oil prices and Hurricane Katrina on the aerospace industry; commercial flight hours continuing to increase; aircraft production rate increases or decreases; domestic and foreign government spending, budgetary and trade policies; demand for and market acceptance of new and existing products and services; performance of our products and services; potential cancellation or termination of contracts, delay of orders or changes in procurement practices, program priorities or funding by our customers; dependence on the U.S. government for a significant portion of our revenues; customer profitability, plant shutdowns, labor work strikes and bankruptcies; recruitment and retention of qualified personnel; quality and on-time delivery performance of our suppliers and subcontractors; risks inherent in fixed price contracts, particularly the risk of cost overruns; risks inherent in developing new technologies and products for our customers; risk of significant and prolonged disruption to air travel (including any future terrorist attacks); our ability to execute to our internal annual operating, acquisition and strategic plans and to be successful in our cost containment initiatives; achieving our planned effective tax rates; favorable outcomes of certain customer procurements and congressional approvals; changes to new aircraft production and retrofit rates; product reliability; and the uncertainties of the outcome of litigation and/or regulatory proceedings, as well as other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:
Nancy Welsh
319.295.2123
nkwelsh@rockwellcollins.com

Investor Contact:
Daniel Crookshank
319.295.7575
investorrelations@rockwellcollins.com